Exhibit 99.1

MEDIA:	INVESTORS:
Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320
Sharon Samuel
(212) 282-5322

AVON EMBARKS ON MULTI-YEAR RESTRUCTURING EFFORT

NEW YORK, N.Y., November 15, 2005 – Avon Products, Inc. (NYSE:AVP) today announced a multi-year restructuring effort as part of a major drive to fuel revenue growth and strengthen overall performance.

     Avon said its restructuring initiatives will include:

•	enhancement of organizational effectiveness, including efforts to flatten the organization and bring senior management closer to consumers through a substantial organization downsizing;

•	implementation of a global manufacturing strategy through facilities realignment;

•	additional supply chain efficiencies in the areas of procurement and distribution; and

•	streamlining of transactional and other services through outsourcing and moves to low-cost countries.

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     Avon expects to incur costs to implement these initiatives over the next several years, with a significant portion of the total costs to be incurred during 2006. Costs are expected to total $300-$500 million before taxes, and the company projects that initial pre-tax costs of $20-$40 million, or $.04-$.07 per share after taxes, could be incurred in the fourth quarter 2005. Avon said it will announce further details as initiatives are finalized.

     The company expects that benefits from restructuring will help to fund a significant increase in consumer investment as well as improve the competitiveness of its direct selling opportunity. Advertising, market intelligence, consumer research and product innovation will be funded at higher levels, with advertising spend projected to more than double by 2008.

     These actions are expected to improve revenue growth prospects beginning in 2007. The company projects that revenue will be flat to up slightly in 2006 in local currencies, and forecasts revenue growth in local currencies that will average mid-single digits after 2006.

     Additionally, Avon said it expects modest improvement in its operating margin beginning in 2007, after the benefits of restructuring and higher consumer investment.

     Andrea Jung, Avon’s chairman and chief executive officer, commented, “With this plan, we’re taking very aggressive action to address the issues we faced in 2005, and to become a far more streamlined global competitor that is closer to its consumers. By taking a comprehensive approach to our enterprise expense base and global value chain, we are identifying more efficient and effective ways of operating. We will, in turn, reinvest much of the projected savings to fuel topline growth and improve our competitive position.

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     “Avon’s strengths remain enviable, and we continue to believe that we have the right overall strategies and a powerful business model. The actions we announced today are intended to accelerate our transformation, and return our business to a sustainable growth trajectory in both revenue and earnings per share,” Ms. Jung concluded.

     Avon management will review its business strategies and discuss its long-term outlook at a company-sponsored investor meeting here today. The meeting will be webcast live beginning at 9:00 A.M. Eastern Time, Tuesday, November 15, and will later be archived on Avon’s investor website, www.avoninvestor.com. Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this press release and the related conference and webcast that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that

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actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in our markets, including social, economic, political and competitive uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East; our ability to implement our business, cash management and tax strategies, our multi-year restructuring initiatives and our ability to achieve anticipated benefits from such initiatives; our ability to achieve anticipated cost savings and our profitability and growth targets, particularly in our largest markets; our ability to implement appropriate product mix and pricing strategies; the impact of changes in consumer spending patterns and preferences, particularly given the global nature of our business; our ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of our foreign operations and the cost of sourcing foreign products and the success of our foreign currency hedging and risk management strategies; our ability to implement our Sales Leadership program globally, to increase Representative productivity and recruit Representatives; our ability to implement our enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on our cash flow and results of operations; the impact of stock option expense pursuant to Statement of Financial Accounting Standards No. 123(R); our ability to successfully transition our business in China in connection with the anticipated resumption of direct selling in that market; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on us, our operations or our Representatives by foreign governments; our ability to successfully identify new business opportunities; our access to financing; and our ability to attract and retain key personnel and executives. Additional information identifying such factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.